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           INTERNATIONAL HOME FOODS REPORTS SECOND -- QUARTER RESULTS


         PARSIPPANY, N.J., July 20. International Home Foods, Inc. (NYSE: IHF; the "Company") today reported diluted earnings per share of $0.38 for the second quarter ended June 30, 2000, an increase of 12% over diluted earnings per share of $0.34 in the second quarter of 1999. Net income was $29.0 million for the quarter, an increase of 11% over the comparable 1999 period.

         For the six-month period ended June 30, 2000, diluted earnings per share were $0.73, an increase of 12% over the $0.65 diluted earnings per share during the comparable period, which excluded a $9.6 million after-tax non-recurring gain that the Company recorded in the first quarter of 1999 related to the sale of its Polaner business. Net income for the period was $55.5 million, an increase of $6.5 million, or 13%, excluding the 1999 non-recurring gain. Including the gain from the sale of Polaner, diluted earnings per share decreased 5% and net income decreased $3.1 million, or 5%, for the six-month period ended June 30, 2000 as compared to the first half of 1999.

         Net sales for the second quarter were $530.6 million, an increase of $18.0 million, or 4%, over a very strong second quarter of 1999. Net sales for the quarter increased in each of the Company's business segments versus the comparable period. Organic sales (excluding the net sales of Polaner and the July 1999 acquisition of Louis Kemp) for the quarter decreased $7.7 million, or 1%, versus the comparable 1999 period. Organic sales were negatively impacted by the planned exit from the low-margin international seafood business, a list price rollback on light meat tuna and a significant decline in third-party contract manufacturing sales. Excluding these items, which have no significant impact on operating profit, organic sales increased 3% for the quarter.

         Net sales for the six-month period ended June 30, 2000 were $1,092.0 million, an increase of $65.2 million, or 6%, versus the comparable 1999 period. Net sales for the six-month period increased in each of the Company's business segments versus the comparable period. Organic sales for the six-month period increased $17.0 million, or 2%, over the comparable 1999 period. Excluding the aforementioned items that negatively impacted net sales, organic sales for the six-month period increased 5%.

         Gross profit as a percentage of net sales in the second quarter increased significantly to 49.0% from 46.9% during the comparable 1999 period. For the six-month period, gross profit as a percentage of net sales increased to 48.4% from 46.2% in the comparable 1999 period. This increase was due to savings associated with the Company's previously announced restructuring program, lower purchasing costs, continued improvement in operating efficiencies and product mix.

         Marketing expenses in the second quarter as a percentage of net sales increased to 22.6% versus 21.8% in the comparable 1999 period. For the six-month period ended, marketing expenses as a percentage of net sales increased to 22.8% versus 21.5% in the comparable 1999 period. The increase in both periods was primarily due to a $9 million incremental investment in slotting and introductory marketing programs to successfully launch new Chef Boyardee and Libby's products.

SALE OF THE COMPANY

         On June 23, 2000, the Company and ConAgra, Inc. announced that they had entered into a definitive merger agreement under which ConAgra will acquire the Company. The proposed merger is subject to approval by a majority of the Company's stockholders, and to clearance or expiration of the applicable waiting period under the Hart-Scott-Rodino Act, the Competition Act of Canada and the Mexican Federal Economic Competition Law, and the satisfaction of other customary closing conditions. The merger is expected to close in the third quarter of 2000.

MANAGEMENT COMMENT

         C. Dean Metropoulos, International Home Foods Chairman and Chief Executive officer, said: "International Home Foods once again delivered double-digit earnings growth and maintained its market share momentum. In addition, the Company launched several new products in the first half of 2000 that should generate



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continued sales growth in the future. This momentum, combined with significant productivity gains, will translate into improved margins and should allow the business to continue to deliver strong results."

BRAND TRENDS/DEVELOPMENTS

         The references made below to consumer case sales (or consumer sales) reflect the Company's most recent data for grocery sales only (excluding mass merchandisers, club and convenience stores) as gathered by A.C. Nielsen for the twelve-week period ended June 3, 2000 and, where applicable, as compared to the prior year. Market share data, unless otherwise indicated, reflects case share for the 52-week period ended June 3, 2000.

         For comparative purposes, results for the Seafood segment are presented on a pro forma basis as if the 1999 acquisitions of Clover Leaf/Paramount and Louis Kemp occurred as of January 1, 1999.

CHEF-BOYARDEE(R)

         Net sales increased 4% for the second quarter and 9% for the first half of 2000 versus the comparable 1999 periods. Chef Boyardee consumer trends in the canned pasta category continue to improve with consumer sales increasing 9% and 5% for the twelve-week and year-to-date periods, respectively. Chef Boyardee's share of the canned pasta category has increased to 54%, a gain of three share points versus the year-ago period.

         The significant Chef Boyardee sales increase is driven by new advertising focusing on mothers and teens, as well as the introduction of several new products. The new items introduced in the first quarter (Overstuffed Italian Sausage Ravioli, Jumbo Spaghetti and Meatballs, Homestyle Chicken Parmesan and Homestyle Chicken Alfredo) continue to gain market share and command a combined 7% dollar share of the category.

PAM(R)

         Net sales increased 4% for the second quarter compared to a very strong 1999 period. PAM's trends in the cooking spray category improved with consumer sales increasing 6% for the twelve-week period. PAM's share of the cooking spray category increased by four points to 42%. The sales increase is driven by a successful new advertising campaign for PAM and consumer promotions.

LIBBY'S(R)

         Libby's net sales increased 4% for the second quarter and 9% for the first half of 2000 versus the comparable 1999 periods. The sales increase was primarily due to increased distribution, better merchandising and the introduction of several new products. The Company will further support the broadened Libby's portfolio by continuing to selectively build distribution throughout 2000. Libby's consumer sales for the twelve-week and year-to-date period grew 10% and 14%, respectively.

RO*TEL(R)

         Ro*Tel continued its strong performance with net sales increasing 21% in the second quarter, driven by diced tomatoes and salsas. The sales increase in diced tomatoes reflects growth in both the heartland and expansion markets. Ro*Tel Pico de Gallo salsas benefited from the May 2000 expansion into several new markets and the introduction of three additional salsa product offerings:
Mild and Medium Picante Sauces and Pico de Gallo Hot Salsa.

SEAFOOD SEGMENT

         Net sales for the Seafood segment increased 10% in the second quarter. On a pro-forma basis, Seafood net sales declined 7% primarily due to an industry-wide list price rollback on light meat tuna, which was in response to lower raw material costs and the planned exit from the low-margin international business. Excluding these items, net sales for the segment increased 2% for the second quarter. Consistent with the Company's focus on optimizing



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seafood margins, operating profit for the Seafood segment increased 12% on a pro-forma basis, driven primarily by operating efficiencies and synergies associated with the integration of the 1999 acquisitions.

         Bumble Bee(R) consumer sales increased 15% in the twelve-week period and Bumble Bee's share of the tuna category increased two points to 23%. The Bumble Bee and Orleans brands continue to improve in the specialty seafood category with consumer sales increasing 15% in the twelve-week period and category share increasing two points to 13%

ABOUT INTERNATIONAL HOME FOODS

         International Home Foods, Inc. is a nationally prominent manufacturer, distributor and marketer of food products. Its significant established brands include Chef Boyardee(R) prepared foods, Bumble Bee(R), Orleans(R), Louis Kemp(R), Clover Leaf(R) and Paramount(R) seafood, PAM(R) cooking spray, Libby's(R) canned meats, Gulden's(R) mustard, Crunch 'n Munch(R) glazed popcorn and pretzels, Campfire(R) marshmallows, Ro*Tel(R) tomatoes with green chilies, Dennison's(R) chili, and Ranch Style(R) and Luck's(R) beans.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

         This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1996, which are inherently subject to various risks and uncertainties. The forward-looking statements include, without limitation, the Company's ability to achieve growth and strong financial results. There are many risks associated with these forward-looking statements. In particular, in addition to other risks, the Company's ability to successfully implement these and other business strategies is subject to adverse changes in general economic conditions, changing consumer preferences based on nutrition, health and other concerns, the availability and cost of raw materials used in the Company's products, competition from other brands and other food product categories, and the effects of evolving health, safety, environmental and other governmental regulation. These risks and uncertainties, as well as others related to the Company, are set forth in greater detail in the Company's Annual Reports on Form 10-K and Quarterly Reports on Forms 10-Q filed with the Securities and Exchange Commission.

                         INTERNATIONAL HOME FOODS, INC.
              (Dollars in millions except per share and share data)


                                                   THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                        JUNE 30,                            JUNE 30,
                                           --------------------------------     --------------------------------
                                                2000              1999               2000              1999
                                           --------------    --------------     --------------    --------------
Net sales ..............................   $        530.6             512.6     $      1,092.0    $      1,026.8
Cost of sales ..........................            270.4             272.1              563.6             552.5

Gross profit ...........................            260.2             240.5              528.4             474.3
% of net sales .........................             49.0%             46.9%              48.4%             46.2%

Total operating expenses ...............            188.9             173.5              389.0             344.2

Income from operations .................             71.3              67.0              139.4             130.1
% of net sales .........................             13.4%             13.1%              12.8%             12.7%

Interest expense .......................             24.3              24.6               49.3              50.4
Other (income) expense, net ............              0.3              (0.4)               0.6              (0.6)
Gain on sale of business ...............               --                --                 --             (15.8)

Income before provision for income
  taxes ................................             46.7              42.8               89.5              96.1
Provision for income taxes .............             17.7              16.7               34.0              37.5

Net income .............................   $         29.0    $         26.1     $         55.5    $         58.6

Basic earnings per share ...............   $         0.39    $         0.36     $         0.75    $         0.80
Weighted average basic shares
  outstanding ..........................       74,081,914        73,427,938         74,000,144        73,365,602

Diluted earnings per share .............   $         0.38    $         0.34     $         0.73    $         0.77

Weighted average diluted shares
  outstanding ..........................       76,170,434        75,781,554         76,099,571        75,792,114






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